Exhibit 99.1

298 N. Wiget Lane • Walnut Creek, CA 94598 • 925.930.5300 • www.westaff.com For Immediate Release

Westaff Reports Significant Progress in Fiscal 2005 Results

WALNUT CREEK, CA, Monday, January 9, 2006  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its fourth fiscal quarter and fiscal year, which ended October 29, 2005.  Consistent with historic financial reporting, the Company’s fourth fiscal quarters for 2004 and 2005 comprise 16 weeks each while the first three fiscal quarters comprise 12 weeks each.

“I am very pleased with the overall results for fiscal 2005,” commented Westaff President and CEO, Trish Newman.  “We have made significant progress toward achieving our long-term objectives of improved growth and sustained profitability.”

Fiscal 2005 revenue increased $23.0 million or 3.9% as compared to fiscal 2004 and gross margin improved to 17.3% for fiscal 2005 as compared to 16.8% in fiscal 2004.  Income from continuing operations before income taxes increased to $4.7 million in fiscal 2005 from $3.4 million in fiscal 2004. Net income, which includes the reversal of $17.7 million of domestic deferred tax valuation allowances, was $22.1 million or $1.35 per diluted share compared to $3.5 million or $0.22 per diluted share for fiscal 2004.

The Company made significant progress during the fourth quarter with respect to management of its debt and borrowing capacity.  As a result of the conversion of the majority of its workers’ compensation cash collateral to letters of credit, the Company ended the quarter with a domestic revolver debt balance of $2.9 million and consolidated revolver borrowing availability of $21.1 million.

Newman went on to say “Our recent restructuring is now fully in place and we are beginning to see positive results in domestic sales as well as in the development of our permanent placement service line. I am very pleased to report that, based on early sales reports for fiscal 2006, total domestic revenue increased approximately 6% for the first 2, four-week accounting periods of fiscal 2006.  Taking into consideration the timing of the fiscal 2006 holidays, we currently expect domestic revenue for the first quarter of fiscal 2006 to increase 2% to 5% as compared to the fiscal 2005 quarter.”

Fiscal Fourth Quarter Results

Revenue for the fourth quarter of fiscal 2005 was $201.0 million, down $0.6 million or 0.3% from the fourth quarter of fiscal 2004.  Domestic revenue decreased 2.7% due partially to a shift in business mix in an effort to increase gross margins as well as the effects of the November 2004 divestiture of one of the Company’s franchises. International revenue increased 9.4% as a result of strong national account sales growth in Australia partially offset by sales declines in the UK as a result of “offshoring” of certain staffing functions by a number of Westaff’s UK customers.

Gross margin increased to 17.5% for the fiscal 2005 quarter as compared to 16.7% for the 2004 quarter.  Gross margin increased primarily as a result of stabilization of workers’ compensation costs, bill rate increases, changes in business mix and increased permanent placement fees.  The fiscal 2004 quarter included a charge of $1.7 million to increase the Company’s domestic workers’ compensation reserves as a result of unfavorable loss development trends. During fiscal 2005 the Company increased its basic accrual rates for workers’ compensation which, combined with more stable loss trends, resulted in no such charge in fiscal 2005.  Domestic permanent placement fees increased $0.5 million or 81.1% reflecting initial returns on the Company’s investment in this service line.

Selling and administrative expenses increased $0.7 million, or 2.9% for the fourth quarter of fiscal 2005 compared to the fiscal 2004 quarter, due largely to investments in new and existing personnel along with associated benefits and payroll taxes.  As a percentage of revenue, selling and administrative expenses rose to 12.0% in the fourth quarter of fiscal 2005 as compared to 11.6% in the fiscal 2004 quarter. The fiscal 2005 quarter included $0.5 million of costs associated with a restructure while the fiscal 2004 quarter included costs of $0.9 million associated with an unfavorable arbitration ruling.

During the fourth quarter of fiscal 2005, the Company reversed $17.7 million of its domestic deferred tax asset valuation allowance. As a result of the Company’s positive domestic earnings in fiscal 2004 and 2005, the favorable projected earnings outlook, the Company’s long-term history of profitability as well as the improvements in the Company’s financial position, the Company has determined that it is more likely than not that the deferred tax asset will be realized. The reversal resulted in an increase in net income of $17.7 million, or $1.07 per diluted share, for the quarter.

The Company reported income from continuing operations before income taxes for the fourth quarter of fiscal 2005 of $2.8 million as compared to $1.9 million in the fourth quarter of 2004. Net income, which included the reversal of the deferred tax valuation allowance, was $19.8 million or $1.20 per diluted share for the fourth quarter of fiscal 2005 as compared to $2.5 million or $0.15 per diluted share for the fiscal 2004 fourth quarter.

During the third quarter of fiscal 2005, the Company sold its Norway and Denmark subsidiary operations and, accordingly, has classified these operations as discontinued operations in its financial statements and in the accompanying financial tables.

Westaff will discuss these results on a conference call at 8:00 a.m. (Pacific) on Tuesday, January 10, 2006.  The call will be webcast live and can be accessed at Westaff’s website at www.westaff.com.  Investors can also access the webcast at www.investorcalendar.com.  The webcast will be available for replay through January 9, 2007.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 15,000 client accounts from more than 230 offices located throughout the U.S., the United Kingdom, Australia and New Zealand. For more information, please visit our website at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Forward-looking statements contained herein include, but are not limited to, the statements regarding revenue, expected domestic revenue growth rates for fiscal 2006, gross margins and the Company’s prospects for fiscal 2006.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results could differ materially from estimates.  Among the factors affecting future operating results are: credit facilities and compliance with debt covenants, liquidity, workers’ compensation collateral requirements, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925-930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
VP, Marketing and Communications
Telephone: 925-930-5368
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	October 29, 2005	October 30, 2004
Statements of Operations:
Revenue	$200,982	$201,583
Costs of services	165,811	167,933
Gross profit	35,171	33,650
Gross margin	17.5%	16.7%
Franchise agents’ share of gross profit	6,463	6,394
Selling and administrative expenses	24,065	23,388
Depreciation and amortization	1,313	1,248
Operating income	3,330	2,620
Interest expense	566	749
Interest income	(76)	(41)
Income from continuing operations before income taxes	2,840	1,912
Income tax benefit	(16,913)	(276)
Income from continuing operations	19,753	2,188
Income from discontinued operations	—	267
Net income	$19,753	$2,455

Basic earnings per share:
Continuing operations	$1.21	$0.13
Discontinued operations	$—	$0.02
Net income	$1.21	$0.15

Diluted earnings per share:
Continuing operations	$1.20	$0.13
Discontinued operations	$—	$0.02
Net income	$1.20	$0.15

Weighted average common shares outstanding - basic	16,364	16,047
Weighted average common shares outstanding - diluted	16,498	16,180

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	Fiscal Year Ended
	October 29, 2005	October 30, 2004
Statements of Operations:
Revenue	$612,861	$589,861
Costs of services	507,052	490,664
Gross profit	105,809	99,197
Gross margin	17.3%	16.8%
Franchise agents’ share of gross profit	18,884	18,494
Selling and administrative expenses	76,635	70,914
Depreciation and amortization	4,162	4,380
Operating income	6,128	5,409
Interest expense	1,587	2,098
Interest income	(148)	(85)
Income from continuing operations before income taxes	4,689	3,396
Income tax provision (benefit)	(16,383)	239
Income from continuing operations	21,072	3,157
Discontinued Operations:
Income (loss) from discontinued operations	(134)	316
Gain on sale of discontinued operations, net of income taxes	1,163
Income from discontinued operations	1,029	316
Net income	$22,101	$3,473

Basic earnings per share:
Continuing operations	$1.30	$0.20
Discontinued operations	$0.06	$0.02
Net income	$1.36	$0.22

Diluted earnings per share:
Continuing operations	$1.29	$0.20
Discontinued operations	$0.06	$0.02
Net income	$1.35	$0.22

Weighted average common shares outstanding - basic	16,271	16,033
Weighted average common shares outstanding - diluted	16,420	16,081

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	October 29, 2005	October 30, 2004

Balance Sheet Highlights:
Current assets	$96,425	$98,514
Property and equipment, net	15,184	10,100
Goodwill	11,770	11,760
Other long-term assets	16,407	2,034
Total assets	$139,786	$122,408

Current liabilities	$56,473	$64,910
Long term liabilities	20,717	17,651
Total liabilities	77,190	82,561
Stockholders’ equity	62,596	39,847
Total liabilities and stockholders’ equity	$139,786	$122,408

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